Exhibit 99.1

InnerWorkings, Inc. Announces Record Fourth Quarter and
Fiscal 2007 Results

Year-over-year annual revenue and operating income up 80 percent

Chicago, IL, February 21, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of managed print and promotional solutions to corporate clients in the United States, today reported record fourth quarter and fiscal year results for the period ended December 31, 2007.

Quarterly Highlights:

•                  Revenue increased 47 percent versus the fourth quarter of 2006 to a record $90.0 million.

•                  Operating leverage continued to improve as operating income rose 58 percent to $8.0 million.

•                  Net income was $12.0 million, or $0.24 per diluted share.

•                  Net income, excluding the one-time benefit for the reduction in a tax valuation allowance, was $5.4 million, or $0.11 per diluted share, increased 60 percent compared with the same time period last year.

Fiscal Year Highlights:

•                  Revenue increased 80 percent over fiscal 2006 to $288.4 million.

•                  Operating income increased over 80 percent from the prior year to $23.2 million.

•                  Net income was $22.5 million, or $0.45 per diluted share.

•                  Net income, excluding the one-time benefit for the reduction in a tax valuation allowance, totaled $15.9 million, or $0.32 per diluted share, increased 92 percent compared to 2006.

•                  The number of enterprise clients rose from 92 to 116 during the year.

•                  The number of account executives increased from 153 to 221 during the year.

Revenue for the Company’s fourth quarter was $90.0 million, an increase of 47 percent compared to $61.2 million in the fourth quarter of 2006. Operating income was $8.0 million, an increase of 58 percent from $5.1 million during the same quarter of 2006. GAAP net income for the quarter was $12.0 million, or $0.24 per diluted share.

Fourth quarter results include the reduction of a $6.6 million valuation allowance which was related to the deferred tax asset of $12 million created as part of our January 2006 share repurchase. Net income excluding this reduction in the allowance was $5.4 million during the period and diluted earnings per share was $0.11.  This compares favorably to the fourth quarter of 2006, in which net income was $3.4 million and diluted earnings per share were $0.07.

In fiscal 2007, the Company achieved revenue of $288.4 million, an increase of 80 percent compared to revenue of $160.5 million in 2006. Operating income for the full year 2007 was $23.2 million, an increase of over 80 percent from $12.8 million during the full year 2006.

Full year GAAP net income was $22.5 million, or $0.45 per diluted share. Excluding the reduction in the tax valuation allowance recorded in the fourth quarter, full year 2007 results included net income of $15.9 million and diluted earnings per share was $0.32 in 2007. This again compares favorably to 2006’s net income of $8.3 million and diluted earnings per share of $0.21.

“Fiscal 2007 was a year of exceptional performance for InnerWorkings and I couldn’t be more pleased with the contributions made by all of our employees,” stated Steve Zuccarini, Chief Executive Officer of InnerWorkings. “Our emphasis on expanding enterprise relationships continues to position InnerWorkings as a key partner with our clients and provides consistent and recurring financial results for our shareholders.  We expect to build on our aggressive growth strategy and steady financial performance in 2008.”

Additional fourth quarter 2007 financial and operational highlights include the following:

•                  During the fourth quarter, InnerWorkings made three acquisitions. The largest of these was Corporate Edge, Inc., which reinforces the Company’s deepening domain expertise in premium products and advertising specialties and provides access to more than 20 Fortune 500 clients.

•                  For the fourth quarter of 2007, 61 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 39 percent derived from transactional clients.

•                  During the quarter the Company generated cash flow from operations of $1.2 million.

•                  The Company’s balance sheet contained no debt as of December 31, 2007.

“We were very active in fiscal 2007 in the deployment of capital across multiple growth fronts with our goal of enhancing shareholder value,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “Given the significant size of our market opportunity and our low market penetration, we will continue to make the investments necessary to support our aggressive growth expectations.  However, we will continue to do so prudently and remain committed to increasing our operating leverage and thus expect to grow our operating earnings at rates that exceed our top-line growth in 2008.”

Outlook

Zuccarini concluded, “We expect demand for InnerWorkings’ services to remain robust because we help corporations save money in a significant category of indirect spend.  Our pipeline has never been stronger and our high-service, low-cost business model continues to resonate extremely well in this uncertain economic climate.  We remain firmly committed to executing our business strategies and accomplishing our goals, which include 2008 revenue guidance in a range of $450 million to $490 million and 2008 diluted earnings per share guidance in a range of $0.50 to $0.54.”

Conference Call

A conference call will be broadcast live on Thursday, February 21, 2008, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer; Nicholas J. Galassi, Chief Financial Officer; and Eric D. Belcher, Chief Operating Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.iwprint.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of managed print and promotional solutions to corporate clients in the United States. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed products as part of a comprehensive outsourced enterprise solution. Based in Chicago with numerous other offices in the United States, InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to the Form 10-K, including the “Risk Factors” section, we filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@iwprint.com

Consolidated Statements of Operations (Unaudited)

	Twelve Months Ended December 31		Three Months Ended December 31,
	2006	2007	2006	2007

Revenue	$160,514,987	$288,431,279	$61,153,263	$90,038,334
Cost of goods sold	123,968,796	215,043,482	45,740,974	66,625,804
Gross profit	36,546,191	73,387,797	15,412,289	23,412,530
Operating expenses:
Selling, general, and administrative expenses	22,675,423	47,981,962	9,904,927	14,779,840
Depreciation and amortization	1,029,968	2,215,543	455,952	635,728
Income from operations	12,840,800	23,190,292	5,051,410	7,996,962
Total other income, net	775,010	2,671,116	436,102	648,812
Income before taxes	13,615,810	25,861,408	5,487,512	8,645,774
Income tax expense	5,335,374	3,357,334	2,120,047	(3,348,063)
Net income	8,280,436	22,504,074	3,367,465	11,993,837
Dividends on preferred shares	(1,408,740)	—	—	—
Net income applicable to common shareholders	$6,871,696	$22,504,074	$3,367,465	$11,993,837

Basic earnings per share	$0.22	$0.47	$0.08	$0.25
Diluted earnings per share	$0.21	$0.45	$0.07	$0.24

Consolidated Balance Sheets

	December 31,
	2006	2007
Balance Sheet Data (Unaudited)

Cash and cash equivalents	$20,612,944	$26,716,239
Marketable securities	9,979,755	17,975,000
Accounts receivable, net	45,057,338	77,292,885
Unbilled revenue	4,691,546	12,432,916
Inventories	2,080,257	5,455,083
Prepaid expenses	5,538,998	6,653,493
Other current assets	1,577,949	2,888,615
Total long-term assets	23,971,117	57,418,999
Total assets	$113,509,904	$206,833,230

Accounts payable-trade	$24,968,853	$46,121,175
Current liabilities	6,864,852	13,119,495
Total long-term liabilities	221,685	147,481
Stockholders’ equity	81,454,514	147,445,079
Total liabilities and stockholders’ equity	$113,509,904	$206,833,230

	Years Ended December 31,
	2006	2007
Cash Flow Data (Unaudited)

Net cash provided by (used in) operating activities	(9,862,561)	8,055,605
Net cash used in investing activities	(22,123,261)	(44,231,436)
Net cash provided by financing activities	49,636,026	42,279,126
Increase in cash and cash equivalents	17,650,204	6,103,295
Cash and cash equivalents, beginning of year	2,962,740	20,612,944
Cash and cash equivalents, end of year	$20,612,944	$26,716,239